                    SCHEDULE 14A INFORMATION




        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

                       (Amendment No. __)


Filed by the Registrant /X/
Filed by a Party other than the Registrant /    /

Check the appropriate box:

/    /   Preliminary Proxy Statement
/    /   Confidential, for Use of the Commission
         Only (as permitted by Rule 14a-6(e)(2))
/  X /   Definitive Proxy Statement
/    /   Definitive Additional Materials
/    /   Soliciting Material Pursuant to Section 240.14a-12


                     The Austria Fund, Inc.
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

        (Name of Registrant as Specified In Its Charter)

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/  X /   No fee required

/    /   Fee computed on table below per Exchange Act Rules 14a-
         6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         (2)  Aggregate number of securities to which transaction
applies:
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         (3)  Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         (4)  Proposed maximum aggregate value of transaction:
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         (5)  Total fee paid:
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

/    /   Fee paid previously with preliminary materials.

/    /   Check box if any part of the fee is offset as provided
         by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    (1)  Amount Previously Paid:
     _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

    (2)  Form, Schedule or Registration Statement No.:

    _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

    (3)  Filing Party:

    _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

    (4)  Date Filed:

    _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                     THE AUSTRIA FUND, INC.

                   1345 Avenue of the Americas
                    New York, New York 10105
                    Toll Free (800) 221-5672



October 3, 2001

To the Stockholders of The Austria Fund, Inc. (the "Fund"):

         The accompanying Notice of Special Meeting of Stockholders and Proxy Statement present one proposal (the "Proposal") to be considered at the Fund's Special Meeting of Stockholders (the "Meeting") to be held on October 24, 2001. The Proposal is discussed more fully in the accompanying Proxy Statement.

         The Proposal is to consider and act upon a proposal to liquidate and dissolve the Fund as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund. The Board of Directors recommends that stockholders approve the Proposal.

         We welcome your attendance at the Meeting. If you are unable to attend, we encourage you to vote by proxy promptly. Georgeson Shareholder Communications Inc. ("Georgeson"), a professional proxy solicitation firm, has been selected to assist stockholders in the voting process. As the date of the Meeting approaches, if we have not received your proxy, you may receive a telephone call from Georgeson reminding you to exercise your right to vote. If you have any questions regarding the Meeting agenda or how to vote by proxy, please call Georgeson toll free at 1-888-565-6078.


                             Sincerely,


                             Dave H. Williams
                             Chairman and President

                     THE AUSTRIA FUND, INC.

Alliance Capital [LOGO](R)

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

1345 Avenue of the Americas, New York, New York 10105
Toll Free (800) 221-5672

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        October 24, 2001

To the Stockholders of The Austria Fund, Inc.:

         Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of The Austria Fund, Inc., a Maryland corporation (the "Fund"), will be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on Wednesday, October 24, 2001, at 11:00 a.m., for the following purposes, which are more fully described in the accompanying Proxy Statement dated October 3, 2001:

         1. To consider and act upon a proposal to liquidate and dissolve the Fund, as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund; and

         2. To transact such other business as may properly come before the Meeting.

         The Board of Directors has unanimously determined that a complete liquidation and dissolution of the Fund in accordance with the terms of the Plan is advisable and is in the best interests of the Fund and its stockholders. The Board of Directors has recommended that the stockholders approve the liquidation and dissolution of the Fund in accordance with the Plan. Subject to receipt of the requisite stockholder approval, stockholders remaining in the Fund can expect to receive liquidation distributions, in cash installments, as soon as reasonably practicable. However, there is no minimum distribution to stockholders.

         When and if the Plan becomes effective (as further described in the Plan), the stockholders' respective interests in the Fund's assets will not be transferable by negotiation of the share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange, Inc. In order to facilitate payments to them, stockholders holding stock certificates should consider contacting the Fund's transfer agent to arrange the return of their certificates in advance of any liquidation distributions. The Fund's transfer agent is State Street Bank and Trust Company, located at 225 Franklin Street, Boston, Massachusetts 02110. They can be reached at (800) 219-4218.

         The Board of Directors has fixed the close of business on August 31, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

         The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund. Each stockholder who does not expect to attend the Meeting in person is requested to complete, date, sign and promptly return the enclosed proxy card.

                        By Order of the Board of Directors,

                        Edmund P. Bergan, Jr.
                        Secretary

New York, New York
October 3, 2001


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                     YOUR VOTE IS IMPORTANT

         Please indicate your voting directions on the enclosed proxy card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. Your vote is very important no matter how many shares you own. Please mark and mail your proxy card promptly in order to save the Fund any additional cost of further proxy solicitation and in order for the Meeting to be held as scheduled.


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

 (R) This registered service mark used under license from the owner, Alliance Capital Management L.P.

                         PROXY STATEMENT
                     THE AUSTRIA FUND, INC.

                   1345 Avenue of the Americas
                    New York, New York 10105

                          _ _ _ _ _ __

                 SPECIAL MEETING OF STOCKHOLDERS

                        October 24, 2001

                          _ _ _ _ _ __

                          INTRODUCTION


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Austria Fund, Inc., a Maryland corporation (the "Fund"), to be voted at a Special Meeting of Stockholders of the Fund (the "Meeting"), to be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on Wednesday, October 24, 2001 at 11:00 a.m. The Notice of Special Meeting of Stockholders, this Proxy Statement and the accompanying Proxy Card are being mailed to stockholders on or about October 3, 2001.

         The Board of Directors has fixed the close of business on August 31, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any postponement or adjournment thereof (the "Record Date"). The outstanding voting shares of the Fund as of the Record Date consisted of 6,406,912 shares of common stock, each share being entitled to one vote. All properly executed and timely received proxies will be voted at the Meeting in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies solicited on behalf of the Board of Directors will be voted for the approval of the liquidation and dissolution of the Fund (the "Proposal"), as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund. Any stockholder may revoke his or her proxy at any time prior to the exercise thereof by giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, by signing another proxy of a later date or by personally voting at the Meeting.

         Properly executed proxies may be returned with instructions to abstain from voting or withhold authority to vote (an "abstention") or may represent a broker "non-vote" (which is a proxy from a broker or nominee indicating that the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote). The shares represented by abstentions or broker non-votes will be considered present for purposes of determining the existence of a quorum for the transaction of business. With respect to the Proposal, the adoption of which requires the affirmative vote of holders of a majority of the Fund's outstanding shares, an abstention or broker non-vote will have the effect of a negative vote on the Proposal. If any matter, other than the Proposal, properly comes before the Meeting, shares represented by proxies will be voted on all such proposals in the discretion of the person or persons holding the proxies.

         A quorum for the Meeting will consist of the presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Meeting. Whether or not a quorum is present at the Meeting, if sufficient votes in favor of the position recommended by the Board of Directors on the Proposal described in the Proxy Statement are not timely received, the persons named as proxies may, but are under no obligation to, with no other notice than announcement at the Meeting, propose and vote for one or more adjournments of the Meeting for up to 120 days after the Record Date to permit further solicitation of proxies. Shares represented by proxies indicating a vote contrary to the position recommended by the unanimous vote of the Board of Directors on the Proposal will be voted against adjournment of the Meeting as to the Proposal.

         The Fund will bear the cost of this Proxy Statement.
The Fund has engaged Georgeson Shareholder Communications Inc. ("Georgeson"), 17 State Street, New York, New York 10004, to assist the Fund in soliciting proxies for the Meeting. The Fund will pay Georgeson a fee of $10,000 for its solicitation services plus reimbursement of out-of-pocket expenses.

                          THE PROPOSAL

     APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE FUND

Background and Reasons for the Proposal

         Alliance Capital Management L.P. (the "Investment Adviser") has served as the Fund's investment adviser since the Fund commenced operations in September 1989. In connection with its deliberations on the Proposal, the Board of Directors at a meeting held on July 25, 2001 considered a presentation and recommendations of the Investment Adviser.

         The Investment Adviser recalled for the Board that the Fund was created in 1989 based upon the Investment Adviser's belief that Austria would be a prime economic beneficiary of the opening to investment of Central and Eastern Europe, and that Austrian economic growth would translate to highly attractive growth potential for investors in Austrian equities. The Fund was further premised on the projection that the Vienna Stock Exchange would develop into a thriving regional market for Central and Eastern Europe. All of this has materialized only to a limited degree. Moreover, evidently under the pressures of European economic integration and the acquisition of several prominent Austrian companies, the Austrian equity market has contracted significantly.

         The Investment Adviser stated that the aggregate market capitalization of the Austrian equity market had declined to approximately US$25 billion. The Investment Adviser indicated that this compared with approximately US$1.3 trillion for Germany, US$444 billion for Spain, US$250 billion for South Africa, and US$148 billion for Belgium. In addition, the general perception has been that acquisitions of prominent Austrian companies are likely to cause a decline in the Austrian equity market capitalization.

         The Investment Adviser expressed its belief that as European markets continued to integrate, it was increasingly likely that Austrian companies would list their shares away from the Vienna Stock Exchange, and that some significant Austrian companies would effectively delist from the Vienna Stock Exchange, either by going private or by obtaining a primary listing elsewhere. In addition, the Investment Adviser stated that the Austrian securities markets have been beset by low valuations and disappointing returns.

         Furthermore, the Investment Adviser indicated that Morgan Stanley Capital International Inc., a leading provider of global indices and benchmark-related products and services to investors worldwide, was in the process of moving to a "free float" weighting basis for its various international indices. This means that only the portion of a company's shares that are considered freely tradeable will be included in index weightings. This shift, which began on May 31, 2001, reduced the weighting of Austria in the MSCI Europe Index to only approximately 0.18%.
The Investment Adviser indicated that there have been forecasts that the change in Austria's weighting in the MSCI Europe Index will lead to a further net outflow of more than US$800 million of indexed assets from the Austrian market.

         The Investment Adviser further indicated that, in the Investment Adviser's view, as the Austrian weighting in benchmarks continued to decline, it would be increasingly unlikely that foreign investment will assume a more significant role in the Austrian equity market. It also seemed unlikely that Austrian investors would broaden their participation in the Austrian equity market, especially in view of recent disappointing returns. This suggested to the Investment Adviser that for the foreseeable future there was likely to be little respite from the relatively low valuations and returns that have characterized the Austrian market in recent years.

         The Investment Adviser then presented its views on conversion of the Fund from a closed-end investment company to an open-end investment company. Open-ending the Fund would allow stockholders desiring liquidity to redeem their shares at net asset value (less any applicable redemption fee) at times of such stockholders' choosing following the effective date of open-ending. However, the Investment Adviser indicated that, based on the Investment Adviser's extensive experience with several prior open-endings of closed-end funds, it was foreseeable that approximately 90% of the Fund's assets would be redeemed shortly after the open-ending, thus leaving the Fund with remaining assets on the order of approximately $5 million.

         At this asset level, it would be difficult for the Investment Adviser to maintain a properly diversified portfolio for the Fund, at least without incurring both inferior executions and abnormally high levels of transaction costs. Moreover, redemptions on this scale would oblige the Fund to liquidate portfolio positions in order to raise cash to meet such redemptions, at times largely not of its own choosing, thus subjecting the Fund and its remaining stockholders to the risks of significant, dilutive market impact as the result of such forced liquidations. Because of the Fund's lack of appeal to U.S. investors, in the Investment Adviser's view it would be virtually impossible to engender sufficient investor interest in the Fund to offset ongoing redemptions, let alone appreciably increase the size of the Fund through net subscriptions. The Investment Adviser also stated to the Board that in view of the focus and concentration of the Fund's investments, it did not believe that a combination with an open-end fund with investment objectives similar to the Fund's was a viable alternative.

         The Investment Adviser stated to the Board that these considerations impelled the Investment Adviser to two conclusions. First, from both the liquidity and growth potential standpoints the investment rationale for an "Austria fund", as conceived by the Investment Adviser at the time of the Fund's inception, has been fundamentally weakened, and, under current and foreseeable circumstances it was unlikely that the Fund could compete effectively for the attention of the largely American investors for whom the Fund was designed. Second, there is no viable and practicable alternative investment configuration to which the Fund might be converted. The Investment Adviser noted in this regard that the Fund's largest stockholder, currently with a 39.3% ownership interest, had expressed its desire that the Fund take action to open-end the Fund as soon as possible. The Investment Adviser also noted the implications of the stockholder's position.

         In view of the prospects for the Fund in the Austrian market, and after reviewing the open-ending alternatives, the Investment Adviser recommended to the Board of Directors the liquidation and dissolution of the Fund as the most equitable manner of providing liquidity to all stockholders. In this regard, the Investment Adviser presented its analysis of the Fund's investment portfolio in order to determine the amount of time required to effect its orderly liquidation without significant market impact. While most of the Fund's net assets currently are comprised of relatively liquid securities that could be liquidated fairly quickly, a portion of the Fund's positions might take longer to liquidate, including a period of six months or more to negotiate the sale of two relatively small positions in unlisted securities.

         After consideration and discussion of the Investment Adviser's presentation and recommendation and other factors, including the tax consequences described below, the Board of Directors determined that liquidation and dissolution of the Fund was advisable and approved the Plan of Liquidation and Dissolution (the "Plan"), which is attached hereto as Appendix A. Under the Plan, upon stockholder approval of the liquidation and dissolution, the Fund would cease all business activities except those undertaken for the purpose of winding up its business and affairs, including the orderly liquidation of its investment portfolio. As soon as reasonable and practicable after stockholder approval, all portfolio securities of the Fund would be converted to cash or cash equivalents.

         The Board of Directors believes that the liquidation and dissolution of the Fund is advisable and in the Fund's best interest and therefore recommends that the stockholders approve the Proposal.

Summary Of Plan Of Liquidation And Dissolution

         The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan which is attached hereto as Appendix A. Stockholders are urged to read the Plan in its entirety.

Effective Date of the Plan and Cessation of the Fund's Activities as an Investment Company

         The Plan will become effective only upon the approval of the liquidation and dissolution of the Fund by the holders of at least a majority of the outstanding shares of the Fund entitled to vote at a duly called meeting of the stockholders at which a quorum is present (the "Effective Date"). After the Effective Date, the Fund will cease its business as an investment company and will not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund's liabilities (as provided in the Plan), and distributing its remaining assets to stockholders in accordance with the Plan.

Closing of Books and Restriction on Transfer of Shares

         The proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their respective share holdings on the Effective Date. On such date, the books of the Fund will be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets will not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the Exchange (Plan, Section 3).

Liquidating Distributions

         The distribution of the Fund's assets will be made in two or more cash payments in complete cancellation of all the outstanding shares of stock of the Fund. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to discharge any
(a) unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, and (b) liabilities as the Board of Directors reasonably deem to exist against the assets of the Fund on the Fund's books. Each subsequent distribution (each a "Distribution" and together with the First Distribution and all other Distributions, the "Liquidating Distributions") will consist of cash from any assets remaining after accrual of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the earlier Distributions and any other miscellaneous income of the Fund. The Board will set the record date and the payment date for the First Distribution and each subsequent Distribution.

         Each stockholder not holding stock certificates of the Fund will receive Liquidating Distributions equal to the stockholder's proportionate interest in the net assets of the Fund. Each stockholder holding stock certificates of the Fund will receive a confirmation showing such stockholder's proportionate interest in the net assets of the Fund with a statement that such stockholder will be paid in cash upon return of the stock certificate. In order to facilitate payments to them, stockholders holding stock certificates should consider contacting the Fund's transfer agent to arrange the return of their certificates in advance of any Liquidating Distributions. The transfer agent is State Street Bank and Trust Company, located at 225 Franklin Street, Boston, Massachusetts 02110. They can be reached at (800) 219-4218. All stockholders will receive information concerning the sources of the Liquidating Distribution (Plan, Section 6). Upon mailing of the final Liquidating Distribution, all outstanding shares of the Fund will be deemed cancelled.

Expenses of Liquidation and Dissolution

         The Fund will bear all of the expenses incurred by the Fund in carrying out the Plan (Plan, Section 7). Such expenses are estimated to be approximately $80,000.

Amendment of the Plan

         The Plan provides that the Board of Directors has the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing Liquidating Distributions) as may be necessary or appropriate to effect the liquidation and dissolution of the Fund and the distribution of its net assets to stockholders in accordance with the purposes to be accomplished by the Plan (Plan, Section 11).

Distribution Amounts

         The Fund's net asset value on August 31, 2001 was $46,924,343. At such date, the Fund had 6,406,912 shares outstanding. Accordingly, on August 31, 2001, the net asset value per share of the Fund was $7.32. The amounts to be distributed to stockholders of the Fund upon liquidation will be reduced by any remaining expenses of the Fund, including the expenses of the Fund in connection with this solicitation and with the liquidation and portfolio transaction costs, as well as any costs incurred in resolving any claims that may arise against the Fund. Liquidation and dissolution expenses are estimated to be approximately $80,000 (or approximately $.0125 per share outstanding on August 31, 2001). The Fund's remaining portfolio transaction costs (including amounts allocated for dealer markup on securities traded over the counter) are estimated to be approximately $1,536,126, although actual portfolio transaction costs will depend upon the composition of the portfolio and the timing of the sale of portfolio securities. Actual liquidation expenses and portfolio transaction costs may vary from these estimates. Any increase in such costs will be funded from the cash assets of the Fund and will reduce the amount available for distribution to stockholders.

United States Tax Considerations

         The following is only a general summary of the significant United States federal income tax consequences of the Plan to the Fund and its U.S. Stockholders who are subject to United States federal income taxation on a net income basis ("U.S. Stockholders") and is limited in scope. This summary is based on the tax laws and applicable Treasury regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The Fund has not sought a ruling from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences to the Fund or its U.S. Stockholders which will result from the Fund's Liquidation and Dissolution. The statements below are, therefore, not binding upon the IRS, and there can be no assurance that the IRS will concur with this summary or that the tax consequences to any U.S. Stockholder upon receipt of a Liquidating Distribution will be as set forth below.

         While this summary addresses the significant United States federal income tax consequences of the Plan, neither state nor local tax consequences of the Plan are discussed. Implementing the Plan may impose unanticipated tax consequences on U.S. Stockholders and affect U.S. Stockholders differently, depending on their particular tax situations independent from the Plan. U.S. Stockholders should therefore consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences of the Plan to their particular situation.

         The Liquidating Distributions received by a U.S. Stockholder may consist of three elements: (i) a capital gain dividend to the extent of any net long-term capital gains recognized by the Fund during its final tax year; (ii) an ordinary income dividend to the extent the amount of the Fund's ordinary income and short-term capital gains earned during its final tax year that has not previously been distributed exceeds the Fund's expenses for the year; and (iii) a distribution treated as payment for the U.S. Stockholder's shares. As of August 31, 2001, the Fund had accumulated net realized capital losses and does not currently expect to realize significant net gains on the sale of assets in connection with the liquidation.

Therefore, it is currently expected that U.S. Stockholders will not derive a capital gain dividend in the distribution. The Fund also does not currently expect to have undistributed ordinary income when its assets are liquidated. However, the composition of the actual Liquidating Distributions may vary due to changes in market conditions and the composition of the Fund's portfolio at the time its assets are sold. Prior to the last day of the Fund's final taxable year, the Fund's Board of Directors will authorize any capital gain dividend and ordinary income dividend to be distributed as part of the Liquidating Distribution.
Within 60 days after the close of the Fund's final taxable year, the Fund will notify U.S. Stockholders as to the portion, if any of the Liquidating Distribution which constitutes a capital gain dividend and that which constitutes an ordinary income dividend (as well as any amounts qualifying for a credit or deduction against foreign taxes paid by the Fund).

         Since the Fund expects to retain its qualification as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code"), during the liquidation period it does not expect to be taxed on any of its net capital gains realized from the sale of its assets or ordinary income earned. In the unlikely event that the Fund should lose its status as a RIC during the liquidation process, the Fund would be subject to taxes which would reduce any or all of the three types of Liquidating Distributions, and result in the inability of the Fund to pass through to its U.S. Stockholders credits against foreign taxes paid.

         Any portion of a Liquidating Distribution paid under the Plan out of ordinary income or realized long-term capital gains will be taxed under the Code, in the same manner as any other distribution of the Fund. Accordingly, such amounts will be treated as ordinary income or long-term capital gains, if so designated.

         The balance of any amount (after accounting for the capital gain dividend and ordinary income dividend positions of the Liquidating Distributions) received upon liquidation will be treated for federal income tax purposes as a payment in exchange for a U.S. Stockholder's shares in the Fund. A U.S. Stockholder will recognize a taxable gain or loss on such exchange equal to the difference between the amount of the payment and the U.S. Stockholder's tax basis in its Fund shares. Any such gain or loss will be a capital gain or capital loss if the U.S. Stockholder holds its shares as capital assets. In such event, any recognized gain or loss will constitute a long-term capital gain or long-term capital loss, as the case may be, if the Fund's shares were held for more than one year by the U.S. Stockholder at the time of the exchange. Under current law, long-term capital gains are taxed to non-corporate U.S. Stockholders at a maximum tax rate of 20%. If the U.S. Stockholder held its Fund shares for not more than one year at the time of the deemed exchange, any gain or loss will be a short-term capital gain or loss. Short term capital gains are taxed to non-corporate U.S. Stockholders at the graduated income tax rates applicable to ordinary income. Corporate U.S. Stockholders should note that there is no preferential federal income tax rate applicable to long-term capital gains derived by corporations under the Code. Accordingly, all income recognized by a corporate U.S. Stockholder pursuant to the liquidation of the Fund, regardless of its character as capital gains or ordinary income, will be subject to tax at the regular graduated federal corporate income tax rates.

         Under the Code, certain non-corporate U.S. Stockholders may be subject to a withholding tax at the fourth lowest tax rate in effect for individuals other than surviving spouses and heads of households ("backup withholding") on the Liquidating Distribution they receive from the Fund. Generally, U.S. Stockholders subject to backup withholding will be those for whom no taxpayer identification number is on file with the Fund, those who, to the Fund's knowledge, have furnished an incorrect number, and those who underreport their tax liability. An individual's taxpayer identification number is his or her social security number. Certain U.S. Stockholders specified in the Code may be exempt from backup withholding. The backup withholding tax is not an additional tax and may be credited against a taxpayer's federal income tax liability.

Impact Of The Plan On The Fund's Status Under The 1940 Act

         On the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the 1940 Act. It is expected that the Securities and Exchange Commission (the "Commission") will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its deregistration under the 1940 Act. A vote in favor of the Plan will constitute a vote in favor of such a course of action (Plan, Sections 1, 2 and 11). Until the Fund's withdrawal as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and will comply with the 1940 Act.

Procedure For Dissolution Under The Maryland General Corporation
Law

         After the Effective Date, pursuant to the Maryland General Corporation Law and the Fund's Charter and Amended and Restated Bylaws, if at least a majority of the Fund's outstanding shares of stock entitled to vote are voted in favor of the proposed liquidation and dissolution of the Fund, the Articles of Dissolution will in due course be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland, and will become effective in accordance with the Maryland General Corporation Law. Upon the effective date of such Articles of Dissolution, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized. The Fund's Board of Directors will be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund (Plan, Sections 2 and 9).

Appraisal Rights

         Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

         Your Board of Directors of the Fund recommends that the stockholders vote FOR the approval of the Proposal.

                          OTHER MATTERS

         Management of the Fund does not know of any matters proposed to be presented at the Meeting other than those discussed in this Proxy Statement. Therefore, the only other matters that may properly come before the Meeting in accordance with the Amended and Restated Bylaws of the Fund are those presented by or at the direction of the Board of Directors. If any such matter were properly to come before the Meeting, the shares represented by proxies will be voted with respect thereto in the discretion of the person or persons holding the proxies.

         As of August 31, 2001, the Directors and officers of the Fund as a group owned less than 1% of the outstanding shares of the Fund.

         According to information filed with the Commission, as of February 28, 2001, the following person was the only beneficial owner of more than 5% of the Fund's common stock.

                                                    Percent of
                                                   Common Stock
Name and Address of        Amount of Beneficial   Based on Shares
Beneficial Owner                 Ownership          Outstanding
_ _ _ _ _ _ _ _ _ _        _ _ _ _ _ _ _ _ _ _    _ _ _ _ _ _ _ _
Bank Austria
  Aktiengesellschaft
Vordere Zollamtsstrasse 13
A-1030 Vienna, Austria       2,518,500 shares          39.3

         The expense of preparation, printing and mailing of the enclosed form of proxy and accompanying Notice and Proxy Statement will be borne by the Fund. The Fund will reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the shares of the Fund.

         In order to obtain the necessary quorum at the Meeting, supplementary solicitation may be made by mail, telephone, telegraph, or personal interview. It is anticipated that the cost of such supplementary solicitation, if any, will be nominal.

         The Fund's Investment Adviser is Alliance Capital
Management L.P., 1345 Avenue of the Americas, New York, New York,
10105.

                    PROPOSALS OF STOCKHOLDERS

         If the liquidation and dissolution of the Fund is approved, it is not intended that there will be an annual meeting. However, if the Proposal is not approved or if the liquidation does not occur, proposals of stockholders intended for inclusion in the Fund's proxy statement and form of proxy relating to the Annual Meeting of Stockholders of the Fund for 2001 (the "2001 Annual Meeting") must be received within a reasonable time before the Fund begins to print and mail the proxy materials for the meeting. The Fund will make a public announcement, through the issuance of a press release, of the date of the 2001 Annual Meeting. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Stockholder proposals are subject to certain requirements under the federal securities laws and the Maryland General Corporation Law and must be submitted in accordance with the Fund's Amended and Restated Bylaws.

         In accordance with the Fund's Amended and Restated Bylaws for a stockholder nomination or proposal to be considered at the 2001 Annual Meeting, the nomination or proposal must be delivered by a holder of record to the Fund's Secretary not earlier than the close of business on the 120th day prior to the 2001 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2001 Annual Meeting or
(ii) the 10th day following the day on which public announcement of the date of the 2001 Annual Meeting is first made by the Fund. The persons named as proxies for the 2001 Annual Meeting will with respect to proxies in effect at that meeting have discretionary authority to vote on any matter presented by a stockholder for action at that meeting unless the Fund receives notice of the matter within a reasonable time before the Fund begins to print and mail the proxy materials for the meeting. If the Fund receives such timely notice, these persons will not have this authority except as provided in the applicable rules of the Commission.

                     REPORTS TO STOCKHOLDERS

         The Fund will furnish each person to whom this Proxy Statement is delivered with a copy of the Fund's latest annual report to stockholders upon request and without charge. To request a copy, please call Alliance Global Investor Services, Inc. at (800) 227-4618 or contact Christina A. Santiago at Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105.

                        By Order of the Board of Directors,

                        Edmund P. Bergan, Jr.
                        Secretary


October 3, 2001
New York, New York

               This Page Intentionally Left Blank

                                                       Appendix A

                     THE AUSTRIA FUND, INC.
               PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (the "Plan") of The Austria Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland and a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with the laws of the State of Maryland.

WHEREAS, on July 25, 2001, the Fund's Board of Directors (the
"Board") unanimously determined that it is advisable to dissolve the Fund; and

WHEREAS, the Board has considered and approved this Plan as the method of liquidating and dissolving the Fund and has directed that the dissolution of the Fund be submitted to the stockholders of the Fund (the "Stockholders") for their consideration;

NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

1. Effective Date of Plan. The Plan shall be and become effective only upon the approval of dissolution of the Fund by the holders of at least a majority of the outstanding voting shares of the Fund at a duly called meeting of the Stockholders at which a quorum is present. The day of such approval by the Stockholders is hereinafter called the "Effective Date."

2. Cessation of Business. After the Effective Date, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund's liabilities as provided in Section 5 herein, and distributing its remaining assets to the Stockholders in accordance with this Plan.

3. Fixing of Interests and Closing of Books. The proportionate interests of Stockholders in the assets of the Fund shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date. On the Effective Date, the books of the Fund shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the Stockholders' respective interests in the

     Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange, Inc. (the "NYSE").

4. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to its known creditors, if any, at their addresses as shown on the Fund's records, that this Plan has been approved by the Board of Directors and the Stockholders and that the Fund will be liquidating its assets, to the extent such notice is required under the Maryland General Corporation Law.

5. Liquidation of Assets and Payment of Debts. As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Fund shall be converted to cash or cash equivalents. As soon as practicable after the Effective Date, the Fund shall pay, or make reasonable provision to pay in full all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the final Liquidating Distribution provided for in Section 6 below.

6. Liquidating Distributions. In accordance with Section 331 of the Internal Revenue Code of 1986, as amended, the Fund's assets are expected to be distributed by two or more cash payments in complete cancellation of all the outstanding shares of stock of the Fund. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, and
     (b) liabilities as the Board of Directors shall reasonably deem to exist against the assets of the Fund on the Fund's books. Each subsequent distribution (each a "Distribution" and together with the First Distribution and all other Distributions, the "Liquidating Distribution") will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the earlier Distributions and any other miscellaneous income to the Fund. The Board will set the record date and payment date for the First Distribution and each subsequent Distribution.

     Each Stockholder not holding stock certificates of the Fund will receive Liquidating Distributions equal to the Stockholder's proportionate interest in the net assets of the Fund. Each Stockholder holding stock certificates of the Fund will receive a confirmation showing such Stockholder's proportionate interest in the net assets of the Fund with an advice that such Stockholder will be paid in cash upon return of the stock certificate. All Stockholders will receive information concerning the sources of the Liquidating Distribution.

     Upon the mailing of the final Liquidating Distribution, all outstanding shares of the Fund will be deemed canceled.

7.   Expenses of the Liquidation and Dissolution of the Fund.
     The Fund shall bear all of the expenses incurred in carrying out this Plan.

8. Deregistration as an Investment Company. Upon completion of the Liquidating Distribution, the Fund shall file with the Securities and Exchange Commission an application for an order declaring that the Fund has ceased to be an investment company.

9. Dissolution. As promptly as practicable, but in any event no earlier than 20 days after the mailing of notice to the Fund's known creditors, if any, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Fund's Charter, including filing Articles of Dissolution with the State Department of Assessments and Taxation.

10. Assets Remaining After Dissolution. Once dissolved, if any additional assets remain available for distribution to the stockholders, the Board may provide such notices to stockholders and make such distributions in the manner provided by the Maryland General Corporation Law.

11. Power of Directors. In addition to the power of the directors of the Fund under Maryland law, the Board, and subject to the discretion of the Board, the officers of the Fund, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Maryland law, the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the NYSE. The Board shall have the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing Liquidating Distributions) as may be necessary or appropriate to effect the liquidation and dissolution of the Fund and the distribution of its net assets to Stockholders in accordance with the purposes to be accomplished by the Plan.

                     The Austria Fund, Inc.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                   Alliance Capital [LOGO](R)

                Alliance Capital Management L.P.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT
October 3, 2001

                        TABLE OF CONTENTS

                                                             Page

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Introduction....................................................1
The Proposal: Approval of the Liquidation
   and Dissolution of the Fund..................................2
Other Matters...................................................9
Proposals of Stockholders......................................10
Reports to Stockholders........................................11
Appendix A....................................................A-1

                                                       APPENDIX B

              PROXY  THE AUSTRIA FUND, INC.  PROXY

         PROXY IN CONNECTION WITH THE SPECIAL MEETING OF
            STOCKHOLDERS TO BE HELD OCTOBER 24, 2001


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE FUND.

The undersigned stockholder of The Austria Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Reid Conway and Christina Santiago, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Fund to be held at 11:00 a.m., Eastern Time, on October 24, 2001 at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at such meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and accompanying Proxy Statement, revokes any proxy heretofore given with respect to such meeting and hereby instructs said proxies to vote said shares as indicated with respect to the Proposal on the reverse side hereof.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the approval of the liquidation and dissolution of the Fund in accordance with the Plan of Liquidation and Dissolution of the Fund attached to the Proxy Statement as Appendix A and in the discretion of the Proxy holders(s) on any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign this proxy exactly as your name(s) appear(s) on the records of the Fund. Joint owners should each sign personally. Trustees and other representatives should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or another entity, the signature should be that of an authorized officer who should state his or her full title.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE HEREOF AND RETURN
THIS PROXY CARD PROMPTLY.  YOU MAY USE THE ENCLOSED ENVELOPE.

                       AUSTRIA FUND, INC.
CONTROL NUMBER:

          Please mark votes as in this example:  / x /


1. Approval of the liquidation and        For   Against  Abstain
dissolution of the Fund in accordance   /    /  /    /   /    /
with the Plan of Liquidation and
Dissolution of the Fund attached to the
Proxy Statement as Appendix A.

Your Board of Directors recommends a vote "For" the Proposal.

2. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder(s).

Please be sure to sign, date, and return this Proxy card promptly. You may use the enclosed envelope.

Dated:

                         , 2001

                                       _ _ _ _ _ _ _ _ _ _ _ _ _
                                       Signature


                                       _ _ _ _ _ _ _ _ _ _ _ _ _
                                       Signature, if held jointly




















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